NewsRelease
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TC PipeLines, LP announces the appointment of Peggy Heeg to the Board of Directors of its General Partner
HOUSTON, Texas – September 15, 2020 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced the appointment of Peggy Heeg to the Board of Directors and Audit Committee of its general partner, TC PipeLines GP, Inc. (TC PipeLines GP”), effective today.
“We are pleased to welcome Peggy as an independent member of the Board,” said Stanley Chapman III, Chairman of TC PipeLines GP. “Ms. Heeg is an accomplished legal and corporate executive who brings a unique combination of public and private legal, financial, strategy and risk management experience in the energy and other industries that will add significant insight and expertise to the Board.”
Ms. Heeg has over 30 years of experience in the energy and legal industries and government service. Currently, Ms. Heeg is a partner with Reed Smith LLP, international law firm with 2,000 lawyers, where she provides strategic advice on a broad range of energy, complex governance, regulatory and business matters. From January 2004 to October 2017, she was a partner with Norton Rose Fulbright US LLP, a 3,800-attorney international law firm, practicing energy and corporate governance law and serving on the firm’s Executive Committee. Before joining Norton Rose, Ms. Heeg held several leadership roles at El Paso Corporation, most recently as Executive Vice President and General Counsel as well as a legal advisor to the Federal Energy Regulatory Commission.
Ms. Heeg currently serves on the Board of WhiteWater Midstream, LLC, a private natural gas transmission company. She previously served as an independent director on the Boards of Directors of Eagle Rock Energy Partners, where she chaired the Nomination and Governance Committee and served on the Audit and Conflicts Committees, and Columbia Pipeline Partners LP, where she served on the Audit and Conflicts Committees. Ms. Heeg also previously served as a director of El Paso Tennessee Pipeline Company and as a commissioner on the Texas Lottery Commission, where she provided strategic, financial, risk and regulatory oversight of the agency.
Ms. Heeg obtained a Bachelor of Arts degree and Juris Doctorate from the University of Louisville. She is a member of the State Bar of Texas, the American Bar Association and the Energy Bar Association.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

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